UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 2, 2015

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Operating Officer

The Board of Directors of Summer Infant, Inc. (the “Company”) has appointed Robert Stebenne, 61, as President and Chief Operating Officer of the Company, effective March 2, 2015.  Mr. Stebenne has served as a director of the Company since March 2007 and will continue to serve on the Board.  Prior to joining the Company as an officer, Mr. Stebenne owned and managed Bob Stebenne Associates, a firm he founded in 2002 that provides consulting services in the areas of brand development, product development, and strategic planning.  From February 1999 to July 2002, Mr. Stebenne was the president of new business development for Hasbro Industries, a provider of children’s and family leisure time products and services.  From 1991 to February 1999, he was president of Hasbro’s FOB/LC division, where he created a U.S. marketing, sales, product development, finance and logistics group.  From 1982 to 1991, he was president of Hasbro’s Playskool Baby division.  Mr. Stebenne holds a B.A. in American History from the Roger Williams University.

Under the terms of his offer letter, Mr. Stebenne will receive an annual base salary of $300,000, and will be eligible to receive a cash bonus with a target bonus award equal to 100% of his base salary compensation under the Company’s annual short-term incentive plan.  He is also eligible to participate in the Company’s long-term incentive plan and any other bonus plans, as determined by the Compensation Committee of the Board, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  The Company will also provide Mr. Stebenne with a monthly automobile allowance in the amount of $750 per month.

Mr. Stebenne also received a stock option to purchase 250,000 shares of the Company’s common stock that vests in 36 equal monthly installments, beginning on the first monthly anniversary of the date of grant; provided, however, that in the event the Company undergoes a change in control (as defined in the change of control agreement), the stock option shall vest in full.    In addition, if Mr. Stebenne’s employment is terminated by the Company without cause, or Mr. Stebenne terminates his employment for good reason, he is entitled to receive payments equal to his then current base salary for a period of six months following such date of termination.

In connection with his employment, Mr. Stebenne will also enter into the Company’s standard non-competition, non-disclosure and developments agreement and a change of control agreement.  Under the change of control agreement, Mr. Stebenne will be entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) within twelve months following a change in control, his employment is terminated, other than for cause, as a result of his death or disability, or by Mr. Stebenne for good reason.  If these events occur, Mr. Stebenne will be entitled to a cash payment equal to the sum of his then current annual base salary and the amount of any earned or accrued, but unpaid, bonus for the fiscal year in which Mr. Stebenne is terminated, and, for a period of twelve months, continuation of benefits under the Company’s welfare benefit plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: March 5, 2015	By:	/s/ William E. Mote, Jr.
William E. Mote, Jr.
Chief Financial Officer